EXHIBIT 99.1

COMPLETE BUSINESS SOLUTIONS, INC.
CLAYTON, DUBILIER & RICE

Contact:	Thomas C. Franco

Joseph W. McDonnell

Broadgate Consultants, Inc.

212-232-2222

Gail K. Lutey

Complete Business Solutions, Inc.

248-848-2217

   FOR IMMEDIATE RELEASE

COMPLETE BUSINESS SOLUTIONS RECEIVES INVESTMENT FROM CLAYTON, DUBILIER & RICE TO
FUND AGGRESSIVE EXPANSION

FARMINGTON HILLS, MI, April 24, 2000 — Complete Business Solutions, Inc. (NASDAQ: CBSI), a worldwide provider of information-technology services, today announced that it has received $100 million of growth capital from a fund managed by Clayton, Dubilier & Rice, Inc. (“CD&R”), a leading private equity investor. The investment is the first part of a previously announced agreement for CD&R to invest $200 million in the Company. The additional $100 million investment from CD&R is expected to be made in the third quarter. Today’s investment will consist of a combination of Convertible Preferred Stock with a conversion price of $23 per share and warrants to purchase additional shares.

      “Our partnership with CD&R will allow CBSI to accelerate its ambitious global expansion plans,” said Raj Vattikuti, CBSI Co-Chairman and Chief Executive Officer. “We plan to provide cutting-edge e-business services designed to meet the rapidly changing needs of our global customer base.”

      CBSI will use the funds to accelerate investments in its e-business transformation capabilities, the expansion of its offshore development centers in India, the development of new customer solutions and consulting offerings (including those in the ASP marketplace), employee recruitment and training programs, and acquisitions. The Company also said that it would establish a venture unit to incubate and invest in promising e-business opportunities.

      “We are excited about our investment in CBSI and plan to work closely with the Company on its transformation strategy, “ said Ned Lautenbach, a principal of CD&R who will become Co-Chairman of the CBSI Board of Directors and Chairman of the Executive Committee. “We will work together with CBSI’s talented management team and professionals to enhance the Company’s already strong positions in the United States and India and to penetrate new markets in Europe and Asia.” Prior to joining CD&R, Mr. Lautenbach served as IBM Corporation’s Senior Vice President and Group Executive of Worldwide Services.

      In addition to Mr. Lautenbach, Kevin Conway and David Wasserman, both principals of CD&R, will also join the CBSI Board of Directors in conjunction with CD&R’s initial investment.

   About Complete Business Solutions

      Complete Business Solutions, Inc. is a worldwide provider of information-technology (IT) services to large and mid-size organizations. The Company offers its customers a broad range of IT services, from advising customers on strategic technology plans to developing and implementing appropriate IT applications solutions. CBSI offers custom-tailored solutions based on an assessment of each client’s needs. The Company’s services include: e-business transformation services; consulting; large systems applications development and maintenance; packaged software implementation, such as ERP; and contract programming services. CBSI achieved Level 5 quality ratings at offshore development centers in India in December 1999, one of very few companies worldwide to achieve this designation as set by the Software Engineering Institute’s Capability Maturity Model. To learn more about CBSI, visit its website at http://www.cbsinc.com.

   About Clayton, Dubilier & Rice

      Clayton, Dubilier & Rice, Inc. is a private investment firm that manages a pool of equity capital of more than $3.5 billion. Since its founding in 1978, the firm has led investments in 33 businesses, with aggregate annual sales of over $21 billion. It has offices in New York, Menlo Park, and London. More information is available at http://www.cdr-inc.com.